Exhibit 99.1

Contact: John Hawkins

Tel: (301) 592-5075

jch@jchawkinsassociates.com

CHOICE HOTELS APPOINTS

JOHN T. SCHWIETERS TO ITS BOARD OF DIRECTORS

Schwieters Replaces Robertson Who Retired in May 2005

SILVER SPRING, Md. (September 1, 2005) – Choice Hotels International, Inc. (NYSE:CHH) today announced that its Board of Directors has appointed John T. Schwieters as a director, effective immediately. He replaces Jerry Robertson, who retired at the Board’s May 2005 meeting. Schwieters will serve on the board’s Audit Committee and has been designated a “financial expert” by the Board.

Schwieters, 65, is Vice Chairman of Perseus LLC, a Washington D.C.-based merchant bank and private equity fund management company. Prior to joining Perseus in 2000, Schwieters was Managing Partner of Arthur Andersen’s Mid-Atlantic region.

“John Schwieters brings a tremendous level of financial expertise to our Board,” said Charles A. Ledsinger, Jr., president and chief executive officer. “His vast business experience and strong community leadership will be a great asset, as will his fresh perspective and independence.”

Schwieters holds a bachelor of science in business administration from Georgetown University and a law degree from The George Washington University. He became a partner at Arthur Andersen in 1974 and was head of its tax practice from 1974 to 1989. He then became Office Managing Partner in Washington, D.C.

He is a member of the Board of Directors for Manor Care, Inc., Smithfield Foods, Inc., and the Danaher Corporation, serving on the audit committees of all three boards. In addition, Schwieters serves as a board member of the United Way of the National Capital Area, non-executive Chairman of Raleigh Cycle Limited and a board member of Perseus Book Group LLC.

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Choice Hotels International is one of the world’s largest lodging franchisors, marketing more than 5,000 hotels open or under development in more than 40 countries under the Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay Suites and Rodeway Inn brand names. For more information on Choice, visit the company’s web site at www.choicehotels.com.

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Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

2005 Choice Hotels International, Inc. All rights reserved.

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